Exhibit 10.3

RETAIL PROPERTIES OF AMERICA, INC.
2021 Spring Road, Suite 200
Oak Brook, IL 60523

July 18, 2021
VIA EMAIL
Steven P. Grimes
Re: Retention Agreement Amendment and Other Compensation Matters
Dear Steven:
You have previously entered into a Retention Agreement with Retail Properties of America, Inc. (the “Company”), dated as of July 29, 2019 (the “Retention Agreement”), and certain Performance Restricted Stock Unit Agreements, dated effective as of January 4, 2019, January 4, 2020 and January 4, 2021, with the Company under and pursuant to the Company’s Amended and Restated 2014 Long-Term Equity Compensation Plan (“PSU Award Agreements”). Capitalized terms not defined herein are as defined in the Retention Agreement.
By signing this letter, you acknowledge that notwithstanding anything to the contrary in the Retention Agreement and the PSU Award Agreements, and subject to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among by and among Kite Realty Group Trust, the Company and certain other parties dated as of the date hereof (the “Merger” and such agreement, the “Merger Agreement”),
•The consummation of the Merger shall constitute a “Change in Control” for purposes of (i) the Retention Agreement and (ii) the Performance-Based Equity Awards with respect to which the performance period had not ended as of July 18, 2021 (which consists of Performance-Based Equity Awards granted in 2019, 2020 and 2021 pursuant to the PSU Award Agreements) (the “Applicable Performance-Based Equity Awards”).
•In the event of your Involuntary Termination in connection with a Change in Control or during a Change in Control Period, in either case that occurs in the 2021 calendar year, with respect to your cash severance, clause (i)(y) of the first sentence of Section 3(b) of the Retention Agreement shall be deleted in its entirety and be replaced with “an amount equal to 200% of Executive’s target annual cash bonus opportunity for the 2021 calendar year” and clause (iii) of the first sentence of Section 3(b) shall be deleted in its entirety.
•With respect to your Performance-Based Equity Awards,
◦Section 3(c)(iii) of the Retention Agreement shall be deleted in its entirety and replaced with “In the event that Executive’s Involuntary Termination occurs in connection with a Change in Control or during a Change in Control Period, all of the vesting conditions applicable to the Performance-Based Equity Awards that are based on Executive’s continued employment or service through specified dates will be deemed to have been satisfied.”
◦Section 5 of the Retention Agreement shall be deleted in its entirety. The portion of each Applicable Performance-Based Equity Award that will be earned based upon the achievement of the Performance-Based Conditions will be 153% of the Target Award Units (as defined in the PSU Award Agreement for such Performance-Based Equity Award), and, notwithstanding Section 3(c)(iii) of the Retention Agreement, all of the vesting conditions applicable to the Performance- Based Equity Awards that are based on Executive’s continued employment or service through specified dates will be deemed to have been satisfied as of the Change in Control. For the avoidance of doubt, if the Merger does not occur until 2022, your Performance-Based Equity Awards with a performance period ending December 31, 2021, shall be deemed earned at 153% regardless of actual performance during the applicable performance period. The foregoing provisions are hereby deemed to be a part of each PSU Award Agreement to which Executive is a party and to supersede any contrary provision in any such agreement.
◦Any dividend equivalent rights payable with respect to the Applicable Performance-Based Equity Awards (i.e., the right to receive additional shares of Company common stock attributable to the Dividend Value (as defined in each applicable PSU Award Agreement for such Performance-Based Equity Award)) shall be paid in cash based on the Dividend Value, pursuant to the terms of the Merger Agreement, and not in shares of Company common stock.
•You shall be entitled to an annual cash bonus for the 2021 calendar year equal to 200% of your 2021 target annual cash bonus, payable in a one-time lump sum cash payment on or within 30 days following the closing of the Merger (the “Closing”), subject to your continued employment with the Company until the Closing.
This letter is entered into and governed by the laws of the State of Illinois. This letter may not be changed except in a writing signed both by you and a duly authorized representative of the Company (other than yourself). If any term of this letter is held to be invalid, void or unenforceable, the remainder of this letter will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result. Nothing contained in this letter will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law. This letter contains the entire agreement between you and the Company or any affiliate of the Company with respect to its subject matter. All prior agreements, understandings, representations, oral agreements and writings with respect to the subject matter set forth in this letter are expressly superseded hereby and are of no further force and effect, and you expressly agree that you are not relying on any representations that are not contained in this letter.
This letter is not intended to, nor does it, confer any right or entitlement to continued employment or other service relationship with the Company or any of its affiliates, and nothing herein prohibits you, the Company or any of its affiliates from terminating your employment or other service relationship at any time for any reason.

This letter inures to the benefit of you (and your successors, executors, administrators and heirs) and to the benefit of the Company and its subsidiaries, parents, affiliates, investors, branches and related entities, and their successors and assigns.
This letter may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile, electronic or pdf copy will have the same force and effect as execution of an original, and a facsimile, electronic or pdf signature will be deemed an original and valid signature.
In the event that the Merger is not consummated or the Merger Agreement is otherwise terminated, this letter shall be void ab initio and of no further force and effect, and you shall not be entitled to receive the benefits herein.

Very truly yours,

Retail Properties of America, Inc.

/s/ ANN M. SHARP HULT
Name:	Ann M. Sharp Hult
Title:	Vice President and Secretary

By signing this letter, I acknowledge that I have had the opportunity to review this letter carefully, that I understand the terms of the letter, and that I voluntarily agree to them.

/s/ STEVEN P. GRIMES
Steven P. Grimes

7/18/2021
Date